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                 February 7, 2022

       Dmitry Kozko
       Chief Executive Officer
       Motorsport Games Inc.
       5972 NE 4th Avenue
       Miami, FL 33137

                                                        Re: Motorsport Games
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed February 1,
2022
                                                            File No. 333-262462

       Dear Mr. Kozko:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Serge V. Pavluk